Exhibit 99.14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 27, 2024, with respect to the financial statements and financial highlights of abrdn China A Share Equity Fund, abrdn Focused Emerging Markets ex-China Fund (formerly, abrdn Global Equity Impact Fund), and abrdn Emerging Markets Dividend Fund, each a series of abrdn Funds, incorporated herein by reference, and to the references to our firm in the headings “Additional Information about the Funds” and “Experts” in the Information Statement and Prospectus.

/s/ KPMG LLP

Columbus, Ohio

July 23, 2025